Exhibit 99.1

Onconova Therapeutics Announces the Unexpected Passing of Chief Medical Officer Dr. Mark Gelder

NEWTOWN, PA April 6, 2023 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX), (“Onconova” or “the Company”), a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer, today announced that its Chief Medical Officer (CMO) Mark Gelder, M.D., recently passed away unexpectedly. Michael Saunders, M.D., has been appointed the interim Chief Medical Officer of the Company.

“The entire Onconova family is deeply saddened by the loss of our beloved friend and colleague,” said Steven M. Fruchtman, M.D., President and Chief Executive Officer of Onconova. “Dr. Gelder dedicated his career to caring for and improving the treatment options available to patients with cancer and his thought leadership and scientific passion will be sorely missed by the oncology community. Mark trained and worked as a gyn oncologist. Because of that experience, he was dedicated to advancing the care of women with reproductive tract cancers. Our goal is to complete the mission Mark started by advancing our trial in endometrial cancer and other cancers as well. We are immensely grateful for his many contributions to Onconova and express our deepest condolences to his family, friends, and colleagues during this difficult time. May he rest in peace.”

Dr. Gelder served as Onconova’s CMO since June 2021. He was an accomplished industry leader with more than 35 years of experience in clinical development, medical affairs, and medical marketing. His previously held the role of CMO at Elevar Therapeutics, Pierian Biosciences (formerly DiaTech Oncology), Accelovance, Inc., and Heron Therapeutics, Inc. Dr. Gelder also had extensive experience at large pharmaceutical companies including Pfizer, Wyeth, and Bayer. He earned his M.D. from the University of Virginia School of Medicine, completed a fellowship in gynecologic oncology, and was a Fellow of the American College of Physicians and the American College of Obstetrics and Gynecology.

Onconova’s Board of Directors will convene at an appropriate time to appoint a new CMO. A search is currently underway by the Company. Onconova does not expect any material impact to the stated timelines associated with its ongoing or planned clinical trials due to this sad news. The Company notes that Dr. Michael Saunders, a noted drug developer and colleague, has been working with Onconova as a consultant and is thus well acquainted with the Company’s compounds in development.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer. The Company has proprietary targeted anti-cancer agents designed to disrupt specific cellular pathways that are important for cancer cell proliferation.

Onconova’s novel, proprietary multi-kinase inhibitor narazaciclib (formerly ON 123300) is being evaluated in two separate and complementary Phase 1 dose escalation and expansion studies. These trials are currently underway in the United States and China. Based on preclinical and clinical studies of CDK 4/6 inhibitors, Onconova is also planning a combination trial of narazaciclib with estrogen blockade in advanced endometrial cancer, as well as its clinical study in additional indications.

Onconova’s product candidate rigosertib is being studied in multiple investigator-sponsored studies, including a dose-escalation and expansion Phase 1/2a study of oral rigosertib in combination with nivolumab in patients with KRAS+ non-small cell lung cancer, and a Phase 2 program evaluating rigosertib monotherapy in advanced squamous cell carcinoma complicating recessive dystrophic epidermolysis bullosa (RDEB-associated SCC).

For more information, please visit www.onconova.com.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectations regarding its clinical development and trials, its product candidates, its business and financial position. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “preliminary,” “encouraging,” "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Onconova's clinical trials, investigator-initiated trials and regulatory agency and institutional review board approvals of protocols, Onconova’s collaborations, market conditions and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Mark Guerin

Onconova Therapeutics, Inc.

267-759-3680

ir@onconova.us

https://www.onconova.com/contact/

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com